EXHIBIT 10.3
                                    AGREEMENT

     This Agreement (this "Agreement") is entered into by and between ICO, Inc., a Texas corporation, and its subsidiaries and affiliates ("Company"), and Timothy J. Gollin ("Gollin"), to be effective June 18, 2003 (the "Effective Date").

     WHEREAS, Gollin resigned from his employment and positions with the Company, effective July 17, 2003;

     WHEREAS, in connection with the termination of Gollin's employment relationship with the Company, the Company is contractually obligated to pay Gollin the sum of $247,500 (the "Severance Payment"), and no more or less than that amount, and the parties desire to enter into an agreement regarding timing of the severance payment; and

     WHEREAS, the parties desire to enter into a consulting agreement, pursuant to which Gollin may provide consulting services on an independent contractor basis following the termination of his employment with Company;

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Gollin agree as follows:

1. Timing of Severance Payment: The parties agree that the Severance Payment shall be paid out over a six-month period, as follows:

     Amount        Date  of  Payment
     ------        -----------------
     $82,500:      Immediately  upon  Company's  receipt  of  this  Agreement, executed  by  Gollin.
     $27,500       August  15,  2003
     $27,500       September  15,  2003
     $27,500       October  15,  2003
     $27,500       November  17,  2003
     $27,500       December  15,  2003
     $27,500       January  15,  2004

          In addition to the above-referenced Severance Payment, Company agrees to pay up to $10,000 of Gollin's legal fees incurred with George Bostick and/or the law firm Sutherland Asbill & Brennan LLP. for services provided on or before the date of this Agreement.

2.   Consulting  Agreement

          During the six month period following the Effective Date of this Agreement, or until Gollin accepts full-time employment with another company, whichever occurs first, the following shall apply:

     a) Gollin shall provide Company with consulting advice and services on mutually agreed topics on an as-needed basis. The Company shall have no obligation to pay Gollin any consulting service fees unless expressly agreed to in writing by Company. Gollin acknowledges and agrees that, unless otherwise agreed to in writing by the Company, the consideration set forth in paragraphs 2(b) and 2(c) constitutes consideration for any consulting services performed by Gollin. The Company and Gollin agree that as a consultant Gollin will be an independent contractor.

     b) Company shall provide Gollin with the use of an office and a phone line at Company's corporate offices, e-mail via Company's server, use of a cell phone, and use of a laptop computer. Gollin shall be responsible for monthly cell phone charges in excess of $200 per month, unless expressly agreed to in writing by Company. Gollin's out-of-pocket and other expenses incurred in connection with the provision of consulting services shall not be paid or reimbursed by the Company unless expressly agreed to in writing by the Company prior to Gollin's incurring same.

     c) Company shall pay or reimburse Gollin for the cost of COBRA for continuance of health and dental insurance coverages for Gollin and his children.

     IN WITNESS WHEREOF, Company and Gollin have duly executed this Agreement in multiple originals to be effective on the Effective Date.


     ICO,  Inc.

     /s/  Jon  C.  Biro
     ----------------------------------
     Jon  C.  Biro
     Chief  Financial  Officer  and
     Interim  Chief  Executive  Officer


     /s/  Timothy  J.  Gollin
     ----------------------------------
     Timothy  J.  Gollin